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                                                                   Exhibit 10.15

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered in this 25th day of November, 1998, by and between REGENERATION TECHNOLOGIES, INC., a Florida corporation (the "Corporation") having its principal address at 2 Innovation Drive, Alachua, Florida 32615 and Frederick Preiss ("Employee").

            WHEREAS, the Corporation operates a tissue processing / manufacturing facility in Alachua, Florida; and

            WHEREAS, the Corporation desires to employ Employee and Employee desires to accept such employment during the term of this Agreement and upon the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual promises and the benefits accruing to the parties hereto, the parties agree as follows:

            1. Employment. The Corporation hereby agrees to employ Employee, and Employee hereby agrees to accept such employment, to render services on behalf of the Corporation as General Manager. The duties of Employee shall be those established by the Corporation's Board of Directors, or its officers, from time to time.

            2. Devotion to Employment. During the term of this Agreement, Employee shall devote his full time on behalf of the Corporation, and Employee shall not engage in any other gainful employment without written consent of the Corporation; provided, however, that nothing contained herein shall prohibit Employee from investing or trading in stocks, bonds, commodities or other forms of investment, including real property.

            3. Term of Agreement. The effective date of this Agreement shall be the
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Subj: Employment Agreement ICO Frederick Preiss

date of this Agreement, and it shall continue in full force and effect for a period of five (5) years unless sooner terminated as hereinafter provided.

            4. Compensation.

                  (a) Annual Salary. The Corporation shall pay to Employee as compensation for Employee's services a salary of $125,000 per year, payable in installments in accordance with the payroll policies of the Corporation in effect from time to time during the Employment Term. Employee's salary shall be reviewed annually by the Corporation's Board of Directors, at which time Employee's salary may be adjusted as mutually agreed upon by Employee and the Corporation's Board of Directors.

                  (b) Performance Bonus. To provide greater incentive for Employee by rewarding him with additional compensation, a cash bonus may be paid to Employee at any time during the year, or after the close of the year, based upon the performance of the Corporation and the performance of Employee during such year; provided, however, that the payment of any such bonus and the amount thereof shall be within the sole discretion of the Corporation's Board of Directors. Bonus agreements made as indicated by the initial employment offer shall be honored provided all conditions and responsibilities remain the same. In making bonus determinations, the Directors will consider the following:

                  (i) The net profit of the Corporation for the year;

                  (ii) The base salary of Employee;

                  (iii) Employee's overall performance as an employee of the
            Corporation;


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Subj: Employment Agreement ICO Frederick Preiss

                  (iv) A comparison of Employee's performance with the
            performance of the other employees of the Corporation; and

                  (v) Such other matters as may be considered appropriate by the
            Directors.

                  (c) Stock Options. Employee shall be granted an option to purchase seventeen thousand five hundred (17,500) shares of common stock of Regeneration Technologies, Inc. ("RTI") at the exercise price of Six and 25/100 Dollars ($6.25) per share, subject to approval of the Board of Directors and subject to such vesting and other requirements as are set forth in the Omnibus Stock Plan, the Employee Restricted Stock Agreement and the Incentive Stock Option Grant Agreement between RTI and Employee as additional consideration for services rendered to RTI.

                  (d) Withholding, FICA, FUTA. Employee's salary and performance bonus, if any, shall be subject to, and reduced by, applicable federal income tax withholding and FICA tax, and any other taxes imposed by law.

            5. Other Benefits. The Employee shall be entitled to such vacation days, sick days, insurance and other benefit programs as are established for all other employees of the Corporation, on the same basis as such other employees are entitled thereto, it being understood that the establishment, termination, or change of any such program shall be at the instance of the Company, in exercise of its sole discretion, from time to time, and any such termination or change in any such program shall not affect this Agreement.

            6. Fringe Benefits. During the term of this Agreement, Employee shall be


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Subj:  Employment Agreement ICO Frederick Preiss

entitled to all fringe benefits offered generally to the Corporation's managerial employees as established or modified from time to time by the Corporation, pro-rated based on the percentage of time Employee devotes to the Corporation, subject always to the rules in effect regarding participation in such plans. Employee shall not by entitled to any fringe benefits as a result of his employment with the Corporation.

            7. Business Expenses. Except as otherwise provided herein, the Corporation shall pay, either directly or by reimbursement to Employee, such reasonable and necessary business expenses incurred by Employee in the course of his employment by the Corporation as are consistent with the Corporation's policies in existence from time to time, subject to such dollar limitations and verification and record keeping requirements as may be established from time to time by the Corporation.

            8. Vacation and Sick Leave. Employee shall be entitled to such paid vacation time and paid sick leave each year, as shall be authorized by the Corporation from time to time. All vacations shall be taken by Employee at such time or times as may be approved by the Corporation. There will be no carryover of unused vacation time or sick leave from one year to another, and Employee shall not be entitled to any pay for unused vacation or sick leave.

            9. Time Off. Employee shall be entitled to such time off with pay for attendance at seminars, courses, meetings and conventions as is authorized by the Corporation from time to time. The specific seminars, courses, meetings and conventions to be attended by Employee shall be subject to the Corporation's prior approval.


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Subj: Employment Agreement ICO Frederick Preiss

            10. Termination of Employment.

            (a) Voluntary Termination. Employee or the Corporation may voluntarily terminate Employee's employment with the Corporation (and, expect as otherwise specifically provided hereunder, this Agreement) at any time, by delivering to the other party written notice of such intention not less than thirty (30) days prior to the effective date of termination. Notwithstanding the foregoing, if notice of termination is given by Employee to the Corporation, then the Corporation shall have the option of advancing the effective date of such termination to any date after receipt of such notice from Employee, which option shall be exercised by the Corporation within three (3) business days of receipt of such notice.

            (b) Termination for Cause. The Corporation may immediately terminate Employee's employment with the Corporation (and, except as otherwise specifically provided hereunder, this Agreement) for "cause" by giving written notice (without regard to the thirty (30) day period provided above) of such termination to Employee specifying the grounds therefor. A termination for "cause" shall only be for any one or more of the following reasons:

                  (i) Willfully or negligently damaging the Corporation's property, business, reputation or goodwill;

                  (ii) Willfully injuring any employee of the Corporation;

                  (iii) Willfully injuring any person in the course of the performance of services for the Corporation;

            (iv) Lawfully charged with commission of a felony;

            (v) Stealing, dishonesty, fraud or embezzlement;

            (vi) Deliberate and continuous neglect of duty;


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Subj: Employment Agreement ICO Frederick Preiss

                  (vii) Failure to properly perform Employee's duties;

                  (viii) Use of alcohol or narcotics to the extent it prevents, in the sole judgement of the Corporation's Board of Directors, Employee from effectively performing the duties set forth in Paragraph I above;

                  (ix) Violating the covenants set forth in Paragraph 11 or 12 of this Agreement.

                  The decision to terminate Employee's employment for "cause" shall be made by the Corporation's Board of Directors in its sole discretion.

            (c) Termination Upon Death, Incompentency or Disability. Notwithstanding Subparagraph 9(a) above, the Corporation shall have the right to terminate Employee's employment with the Corporation (and, expect as otherwise specifically provided hereunder, this Agreement) immediately and without prior written notice to Employee in the event that the Employee dies, or is adjudicated incompetent, or is "permanently disabled", as hereinafter denied. As used herein, the term "permanently disabled" shall mean that Employee is unable to adequately perform his regular duties hereunder as a result of sickness or accident and such condition appears to be permanent. The determination of "permanent disability" shall be made by the Corporation's Board of Directors in its sole and absolute discretion and its decision shall be final and binding on Employee unless found to be arbitrary or capricious by a court of competent jurisdiction.

            (d) Performance of Duties During Notice Period. In the event that Employee terminates Employee's employment with the Corporation in accordance with the terms of Subparagraph 9(a), Employee, if requested by the Corporation, shall continue to render services


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Subj: Employment Agreement ICO Frederick Preiss

hereunder on behalf of the Corporation for the thirty (30) day period until the effective date of termination, and shall, in such event, be paid the compensation due Employee hereunder for the remainder of such period.

            11. Confidential Information. Employee acknowledges and recognizes that, in connection with the performance of Employee's duties and obligations for the Corporation, Employee has and will have access to certain confidential information of the Corporation, including, but not limited to, any intellectual property of the Corporation, the identity of the Corporation's clients, the identity of prospective clients, the existence of negotiations with prospective clients of the Corporation, all drawings, records, sketches, models, financial information, customer information, trade secrets, and trade secrets relating to services of the Corporation, and products being developed by the Corporation (the "Confidential Information"). Employee hereby acknowledges that the maintenance of the confidentiality of the Confidential Information and restrictions on the use of the Confidential Information is essential to the Corporation. Employee shall not, at any time, whether during the term of this Agreement or after the termination of Employee's employment with the Corporation for any reason whatsoever, divulge or reveal any of the Confidential Information to any person, party or entity, directly or indirectly. In addition, Employee shall not utilize any of the Confidential Information for Employee's own benefit, or for the benefit of any subsequent employer or competitor of the Corporation. Employee shall maintain the Confidential Information in strict confidence and shall not copy, duplicate or otherwise reproduce, in whole or in part, such Confidential Information, except as necessary for Employee to perform services for the Corporation. Upon the termination of Employee's employment by the Corporation, or at the earlier request of the


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Subj: Employment Agreement ICO Frederick Preiss

Corporation, Employee shall immediately surrender to the Corporation any and all memoranda, records, files or other documents and any other materials (including photocopies or other reproductions) relating to the Confidential Information. Employee shall indemnify and hold the Corporation harmless from any loss, damage, expense, cost or liability arising out of any unauthorized use or disclosure of the Confidential Information by Employee. The provisions of this Paragraph 11 shall survive the termination of Employee's employment with the Corporation and the termination of this Agreement.

            12. Employee Developments. Employee is aware and understands that during the term of Employee's employment with the Corporation or with the financial and other assistance that may be provided by the Corporation, Employee may invent, create, develop and improve certain valuable property such as, but not limited to, patents, trademarks, inventions, other patentable inventions and other trade secrets and formula ("Employee Developments"). Employee agrees that all Employee Developments that may be developed or produced by Employee during Employee's employment by the Corporation are and will be the property of the Corporation and that Employee further agrees that she will, at the request of the Corporation, execute such documents as the Corporation may reasonably request from time to time, to assign and transfer all of the right, title and interest in Employee Developments that are the property of the Corporation to the Corporation and she will cooperate with the Corporation in connection with any patent applications. In this regard, Employee will, at all times, fully advise and inform the Corporation of all matters that Employee may be developing or working on while employed by the Corporation. Employee further agrees that upon the termination of her employment with the Corporation for any reason whatsoever, Employee shall immediately deliver and surrender to


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Subj: Employment Agreement ICO Frederick Preiss

the Corporation any and all plans, documents and other materials of any nature relating to the Employee Developments. The Corporation may provide additional compensation to Employee as consideration for Employee Developments in accordance with any patent policy of the Corporation. The provisions of this Paragraph 12 shall survive the termination of this Agreement.

            13. Limitation of Employment.

            (a) In the event of the termination of Employee's employment with the Corporation either by the Corporation for cause (as defined in Subparagraph 10(b) above) or voluntarily by Employee, Employee agrees that for a period of three (3) years following the effective date of such termination, Employee will not engage in or be employed by any business which engages in the business of manufacturing or distributing products from bone tissue in the United States.

            (b) In the event of the termination of Employee's employment with the Corporation by the Corporation without cause, Employee agrees that for a period of one (1) year following the effective date of such termination, Employee will not engage in or be employed by any business which engages in the business of manufacturing or distributing products from bone tissue within the United States. In the event Employee is terminated by the Corporation without cause, the Corporation will provide severance compensation to Employee as follows:

                  (1) The Corporation provides no severance compensation in the event of termination prior to the end of four (04) months of full time employment;

                  (2) The Corporation provides one month of basic annual salary if Employee has served five months of full time employment upon termination.


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Subj: Employment Agreement ICO Frederick Preiss

                  (3) The Corporation provides Employee two (2) months of basic annual salary upon termination, if the Employee has served six (06) full months of employment, to be paid monthly;

                  (4) the Corporation provides Employee three (3) months of basic annual salary if Employee has served at least (08) full months of employment upon termination, to be paid out monthly;

                  (5) The Corporation provides Employee four (4) months of basic annual salary if Employee has served at least (09) months of employment upon termination, to be paid out monthly;

                  (6) The Corporation provides Employee five (5) months of basic annual salary if Employee has served at least (10) months of employment upon termination, to be paid out monthly;

                  (7) The Corporation provides Employee six (6) months of basic annual salary if Employee has served at least (12) months of employment upon termination, to be paid out monthly.

            (b) Employee acknowledges that this restrictive covenant is reasonably necessary to protect the Corporation's legitimate business interests, which are represented by, among other things, the substantial relationships between the Corporation and its licensees and tissue sources, as well as the goodwill established by the Corporation with licensees and tissue sources in the United States and other countries where the Corporation's tissues are distributed over a protracted period.


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Subj: Employment Agreement ICO Frederick Preiss

            (c) Employee recognizes the fact that the Corporation would not sign this Agreement without the inclusion of this covenant, and Employee confirms the sufficiency of the consideration received by Employee, in the form of employment by the Corporation, in accepting this covenant as a material term of the Agreement.

            (d) It is agreed that the Corporation will be entitled to specific performance of this provision, and to injunctive relief, in view of the fact that the actual harm is not readily ascertainable or compensable by money damages.

            (e) The period set forth in subparagraph (a) above will be tolled during any time in which Employee is in violation of the restrictive covenant contained in this Paragraph 13, and that period will begin to run again from the date Employee ceases such violation.

            (f) This Paragraph 13 will survive the termination of this Agreement and the termination of Employee's employment with the Corporation.

            14. Remedies For Breach. It is understood and agreed by the parties that no amount of money would adequately compensate the Corporation for damages which the parties acknowledge would be suffered as a result of a violation by the Employee of the covenants contained in Paragraphs 12 and 13 above, and that, therefore, the Corporation shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of Paragraphs 12 and 13, which injunctive relief shall be in addition to any other rights or remedies available to the Corporation. If such a violation occurs, Employee shall be responsible for the payment of reasonable attorney's fees and other costs and expenses incurred by the Corporation in enforcing the covenants contained in Paragraphs 12 and 13 above, whether


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Subj: Employment Agreement ICO Frederick Preiss

incurred at the trial level or in any appellate proceeding. The provisions of this Paragraph 14 shall survive the termination of this Agreement.

            15. Limitations on Authority. Without the express written consent of the Corporation's Board of Directors, Chief Executive Officer, or the Vice President of Business Development, Employee shall have no apparent or implied authority to do any of the following:

                  (a) Pledge the credit of the Corporation or any of its other employees;

                  (b) Bind the Corporation under any contract, agreement, note, mortgage or other obligation, except in the performance of his/her functional duties relating to Director, Sales and in conjunction with signature of CEO or VP of Business Development;

                  (c) Release or discharge any debt due the Corporation unless the Corporation has received the full amount thereof; or

                  (d) Sell, mortgage, transfer or otherwise dispose of any assets of the Corporation.

            16. Severability. If any provision of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction the invalidity or unenforceability of such provision shall not affect the other provisions hereof, and this Agreement shall be construed and enforced in all respects as if such invalid or unenforceable provision was omitted.

            17. Attorney's Fees and Costs. Except as provided in Paragraph 14 above, in the event a dispute arises between the parties hereto and suit is instituted, the prevailing party in such litigation shall be entitled to recover reasonable attorney's fees and other costs and expenses from the nonprevailing party, whether incurred at the trial level or in any appellate proceeding.


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Subj: Employment Agreement ICO Frederick Preiss

            18. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, and venue for any legal proceeding or action at law arising out of or construing this Agreement shall lie in the state courts of Alachua County, Florida, or the United States District Court for the Northern District of Florida, Gainesville Division.

            19. Completeness of Agreement. All understandings and agreements heretofore made between the parties hereto with respect to the subject matter of this Agreement are merged into this document which alone fully and completely expresses their agreement. No change or modification may be made to this Agreement except by instrument in writing duly executed by the parties hereto with the same formalities as this document.

            20. Notices. Any and all notices or other communications provided for herein shall be given in writing and shall be hand delivered or sent by United States mail, postage prepaid, registered or certified, return receipt requested, addressed as follows:

            If to the Corporation:

            Regeneration Technologies, Inc.
            Two Innovation Drive
            Alachua, Florida 32615
            Attn: President

            If to Employee:

            Frederick Preiss


            /s/ Frederick Preiss
            ------------------------------

            ------------------------------


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Subj: Employment Agreement ICO Frederick Preiss

provided, however, that any party may, from time to time, give notice to the other party of some other address to which notices or other communications to such party shall be sent, in which event, notices or other communications to such party shall be sent to such address. Any notice or other communication shall be deemed to have been given and received hereunder as of the date the same is actually hand delivered or, if mailed, when deposited in the United States mail, postage prepaid, registered or certified, return receipt requested.

            21. Assignment. Neither party to this Agreement may assign its rights or obligations hereunder without the prior written consent of the other party.

            22. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, legal representatives, successors and permitted assigns.

            23. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument.


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Subj: Employment Agreement ICO Frederick Preiss

            24. Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any provisions of this Agreement or in any way affect this Agreement.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date and year set forth above.


WITNESSES:                              "CORPORATION"
                                        Regeneration Technologies, Inc.

                                        By: /s/ Nancy R. Holland
-----------------------------------        -------------------------------------
Witness                                    Nancy R. Holland                 Date

                                        Title: VP Business Development
                                              ----------------------------------


                                        "EMPLOYEE"
                                        Frederick Preiss

/S/ ILLEGIBLE                           By: /s/ Frederick Preiss
-----------------------------------        -------------------------------------
Witness                                    Frederick Preiss (Signature / Date)


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                      [DRIVERS LICENSE OF FREDERICK PREISS]

                     [BIRTH CERTIFICATE OF FREDERICK PREISS]
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                    [LETTERHEAD OF REGENERATION TECHNOLOGIES]

December 8, 1998

Mr. Frederick Preiss

55 Llynwood Drive
Bolton, CT 06043

Dear Fred:

I am pleased to learn that you have verbally accepted our November 25 1998 letter of offer with two modifications. Jamie Grooms has directed me to outline these modifications as follows:

1. Employee Benefit Program -- RTI will reimburse Mr. Preiss for current health insurance policies (providing they are not Cobra) during the initial ninety (90) days of employment.

2. Severance Compensation/Protection - (In addition to standard compensation package and to be included in employment contract drafted by counsel.) If during Mr. Preiss' employment the controlling interest(s) of the corporation should change and, if Mr. Preiss is terminated for any reason other than cause during the six month period from the date of change of said control, then Mr. Preiss will be entitled to six (6) months salary compensation as severance.

We look forward to seeing you on Monday, December l4th. Hotel accommodations (directions attached) and car rental has been arranged as follows:

      LaQuinta Inn. 920 NW 69th Terrace, Gainesville (I-75 & Newberry Road) Phone # 352-332-6466 / Confirmation # 66912446 / December 13 & 14

      Avis Rental Car: Jacksonville Airport; approximately noon
      Confirmation #: 3305134US1 - 1 Week at rate of $159-00

Yours truly,


/s/ Kathleen
Kathleen M. Davis
Executive Administator

Enc.

kmd